Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-2 (Registration Nos. 333-128083 and 333-109442), Form S-3 (Registration Nos. 333-218807, 333-217182, 333-166862, 333-183557, 333-187710, 333-188066, 333-201824, 333-209000, 333-217182 and 333-218807), and Form S-8 (Registration Nos. 333-219204, 333-205661, 333-101651, 333-122844, 333-163396, 333-192531, 333-205661 and 333-219204) and related prospectuses of BioTime, Inc. of our report dated April  2, 2018 relating to the financial statements of OncoCyte Corporation, included in this Annual Report on Form 10-K/A-1 of BioTime, Inc. for the year ended December 31, 2017.

/s/ OUM & CO. LLP

San Francisco, California

April 2, 2018